Exhibit 22.1
List of Subsidiary Guarantors and Issuers of Guaranteed Securities

As of June 30, 2025, LPL Financial Holdings Inc., a Delaware corporation, has fully and unconditionally guaranteed the 5.700% Senior Notes due 2027, the 4.900% and 6.750% Senior Notes due 2028, the 5.150% and 5.200% Senior Notes due 2030, the 6.000% Senior Notes due 2034 and the 5.650% and 5.750% Senior Notes due 2035 issued by LPL Holdings, Inc., a Massachusetts corporation, pursuant to offerings registered under the Securities Act of 1933, as amended.